Exhibit 1.01

Bloom Energy Corporation

Conflict Minerals Report

For Year Ended December 31, 2022

This Conflict Minerals Report (“Report”) for the year ended December 31, 2022 has been prepared by the management of Bloom Energy Corporation (herein referred to as “Bloom Energy”). The information includes the activities of all majority-owned subsidiaries and variable interest entities that are consolidated.

As used in this Report, “3TGs” means tin, tungsten, tantalum and/or gold or its derivatives and “Covered Countries” means the Democratic Republic of the Congo (“DRC”) and its nine adjoining countries; Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia.

INTRODUCTION

Product Covered by This Report

Pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (from here on referred to “Section 1502 of the Dodd-Frank Act” or “the Rule”), the 2022 calendar year is the fourth year that Bloom Energy is filing a Conflict Minerals Report.

Bloom Energy has determined that only two products manufactured or contracted to be manufactured contained 3TGs that were necessary to their functionality or production: the Bloom Energy Server, a stationary power generation platform and the Bloom Energy Electrolyzer, a stationary producer of hydrogen (the “Covered Products”) .

Bloom Energy conducted in good faith a reasonable country of origin inquiry (“RCOI”) to determine whether any of the 3TGs in the Covered Products originated in the Covered Countries by engaging with certain suppliers who provided materials that may contain 3TG that was used in the Covered Products (“In-Scope Suppliers”). Based on Bloom Energy’s RCOI, Bloom Energy had reason to believe that its Covered Products could contain 3TGs that originated in the Covered Countries. Therefore, in accordance with Section 1502 of the Dodd-Frank Act, Bloom Energy performed due diligence on the source and chain of custody of the 3TGs.

Reasonable Country of Origin Inquiry

To assist Bloom Energy with its determination whether 3TGs necessary for its Covered Products originated in Covered Countries, Bloom Energy engaged a third-party service provider, Source Intelligence (“SI”). SI provided Bloom Energy with access to its platform that tracks supplier communications and provides additional tools that support the internationally recognized due diligence framework set forth in the Organization for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related Supplements on Tin, Tantalum and Tungsten, and on Gold (the “OECD Guidance”). For example, the SI platform has functionality that evaluates the quality of each supplier’s response and assigns a health score based on the supplier’s declaration. The metrics provided in this Report, as well as the step-by-step process for supplier engagement and upstream due diligence investigations performed, are managed through the SI platform.

Bloom Energy provided a list of In-Scope Suppliers to SI for upload to the SI platform. SI assisted with the evaluation of Bloom Energy’s supply chain information regarding 3TGs, identification of potential risks, and development and implementation of additional due diligence steps. Bloom Energy communicated regularly with SI services team concerning program status. SI’s team members are trained in conflict minerals compliance and understand the intricacies of the CMRT (as defined below), conflict minerals reporting, and generally, Section 1502 of the Dodd-Frank Act.

Bloom Energy’s RCOI process included conducting an inquiry of its In-Scope Suppliers using the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (“RMI”). Bloom Energy does not have direct supply contracts with the providers of raw materials used in the Covered Products and Bloom Energy does not directly source 3TGs. Bloom Energy sources components and materials from suppliers, which in turn source materials, components and products from their suppliers.

Bloom Energy used SI’s platform to request that the In-Scope Suppliers complete the CMRT to collect data on the sources of origin of the materials necessary for the Covered Products. Suppliers then uploaded their completed CMRTs directly to the platform for validation, assessment and management. SI monitored and tracked all communications in its platform for future reporting and transparency. Bloom Energy directly contacted suppliers that were unresponsive to SI’s communications and requested that they complete and submit the CMRT.

Bloom Energy’s program includes automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on questions within the declaration tab of the CMRT which helps to identify areas that require further classification or risk assessment, as well as to understand the due diligence efforts of the In-Scope Suppliers. The results of this data validation contribute to the program’s health assessment and are shared with the In-Scope Suppliers to support their understanding of areas that need their clarification or improvement.

All submitted CMRT forms were accepted and classified as valid or invalid. The “invalid” classification can be the result of a number of factors, including incomplete tabs and can also occur when the supplier uses an obsolete template instead of the current version. A supplier who submits an invalid form is contacted and encouraged to submit a valid form. Suppliers receive feedback on their submissions and guidance on correcting validation errors and may seek assistance from SI’s multilingual Supplier Experience team or on-line training. Data concerning suppliers who remain unresponsive to feedback is tracked as a program gap for future improvement. In cases where suppliers have continuously been non-responsive or do not appear to be committed to corrective action plans, Bloom Energy assesses internally if replacing that supplier is feasible.

As of March 1, 2023, Bloom Energy had 165 In-Scope Suppliers. 159 (or ~96%) of the In-Scope Suppliers completed a valid CMRT. This helped Bloom Energy determine the countries of origin for nearly all of the 3TGs in the Covered Products.

DUE DILIGENCE

Bloom Energy designed its due diligence measures to conform with the OECD Guidance in all material respects and endeavored to align its program with the five steps for due diligence described in the OECD Guidance. Bloom Energy continues to evaluate market expectations for data collection and reporting to make improvements to its program.

Bloom Energy is a downstream consumer of 3TGs and does not purchase raw minerals directly from any mines, smelters or refiners or any of the Covered Countries. Bloom Energy’s supply chain is extensive and complex with many layers of suppliers positioned between Bloom Energy and 3TG smelters and refiners. Therefore, to execute due diligence, Bloom Energy must rely on data from its direct suppliers and third-party audit programs. As Bloom Energy does not solely control these processes, there is a risk of incomplete or inaccurate data. However, multiple supplier-outreach efforts and process validation steps help mitigate this risk. Bloom Energy believes this due diligence process aligns with industry standards and market expectations for downstream companies.

Step One: Establish Strong Company Management Systems

Internal Compliance Team

Bloom Energy established a cross-functional Conflict Minerals Team led by the Executive Vice President, Chief Operations Officer. The Conflict Minerals Team is responsible for implementing Bloom Energy’s responsible sourcing strategy and for briefing senior management on the results of due diligence.

Conflict Minerals Policy

In May 2020, Bloom Energy adopted a Policy on Responsible Sourcing of Minerals articulating the due diligence process and Bloom Energy’s commitment to reporting obligations regarding 3TGs originating in the Covered Countries. The Policy is publicly available at bloomenergy.com/supplychain.

Control Systems

Bloom Energy relies on its direct suppliers to provide information on the origin of the 3TGs contained in components and materials that they supply to Bloom Energy, such as sources of 3TGs that the suppliers purchase from their lower-tier suppliers. However, Bloom Energy expects all suppliers to have policies and procedures in place that work toward ensuring that all 3TGs used in the production of the products sold to Bloom Energy are sourced from smelters or refiners that conform with an independent responsible mineral sourcing validation program.

Supplier Engagement

Bloom Energy has a strong relationship with its In-Scope Suppliers. Bloom Energy engages directly with its In-Scope Suppliers to request a valid CMRT for the products that they supply to Bloom Energy. To strengthen supplier education and training, Bloom Energy provides In-Scope Suppliers with access to the SI platform, at no-charge, to upload their CMRTs as well as to seek help-desk support in their native language from SI’s team of supplier support specialists. Suppliers can also participate in SI’s online library of conflict minerals training.

Grievance Mechanisms

Bloom Energy has established multiple grievance mechanisms whereby employees, suppliers and other third parties can report violations of its policies. In Bloom Energy’s Policy on Responsible Sourcing. Suppliers, Bloom Energy has published a dedicated email address for suppliers to contact the Bloom Energy Supplier Team to ask questions regarding the collection of CMRTs and to report any violations of this policy within the supply chain. In addition, employees and third parties have access to the Bloom Energy Helpline to ask questions, communicate concerns or report potential violations of applicable law or company policies, which is publicly available at BloomEnergy.ethicspoint.com.

In the event that employees and suppliers wish to contact Bloom Energy’s Board of Directors, Bloom Energy also publishes the Board’s address in its Global Code of Business Conduct and Ethics, available on Bloom Energy’s website under the Investors section. Finally, violations or grievances at the industry level can be reported directly to RMI at: www.responsiblemineralsinitiative.org/responsible-minerals-assurance-process/grievance-mechanism/.

Records Management

SI’s platform also includes a document retention policy to retain any conflict minerals-related documents, including supplier responses to CMRTs and the sources for each reporting period. Bloom Energy stores all of the information and findings from this process in a database that can be audited by internal or external parties.

Step Two: Identify and Assess Risks in the Supply Chain

Risks associated with supplier CMRT content are identified by SI based on criteria established for supplier responses. Supplier responses were evaluated for plausibility, consistency and gaps. If any of the foregoing quality control flags were raised, suppliers were automatically contacted by the SI platform to correct any inconsistencies.

Risks at the supplier level may include non-responsive suppliers down the supply chain, incomplete CMRTs, or CMRTs that are submitted that are not specific to the Covered Products. Additionally, some suppliers could not provide a comprehensive list of all smelters or refiners in their supply chains.

Risks were identified by assessing the due diligence practices and status of smelters and refiners identified in the supply chain by upstream suppliers who listed smelters and refiners on their CMRT declarations. To determine if the facilities met the recognized definition of a 3TG processing facility that was operational during the 2022 calendar year, SI compared these facilities to the RMI list of smelters and refiners. SI relied on the RMI audit standard, including cross-recognition of the London Bullion Market Association (“LBMA”) Good Delivery Program and the Responsible Jewelry Council (“RJC”) Chain of Custody Certification, which are developed according to global standards, including the OECD Guidance.

SI determined if the smelter or refiner had been audited against a standard that conforms to the OECD Guidance, such as the Responsible Minerals Assurance Process (“RMAP”). As discussed earlier, Bloom Energy does not have a direct relationship with smelters and refiners, and does not perform direct audits of these entities within the supply chain. In cases where a smelter’s due diligence practices have not been audited against RMAP or a similar independent standard, or RMAP considers a smelter to be non-conforming, Bloom Energy followed-up with suppliers reporting those facilities. Smelters are then assessed for potential sourcing risk.

Each facility that meets the definition of a smelter or refiner of a 3TG mineral is assessed using the red-flag indicators in the OECD Guidance. SI uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags. These factors include:

•	Geographic proximity to the Covered Countries;

•	Known mineral source country of origin;

•	RMAP or a similar independent audit status that is cross-recognized by RMI;

•	Credible evidence of unethical or conflict sourcing; and

•	Peer assessments conducted by credible third-party sources.

Risk mitigation activities are initiated when a supplier’s CMRT reports smelters or refiners of concern. Suppliers with submissions that include smelters or refiners of concern are provided with feedback instructing that supplier to take their own independent risk mitigation actions. Additional escalation may be necessary to address any continued sourcing from these smelters or refiners of concern. In addition, In-Scope Suppliers are guided to the educational materials on mitigating risks identified through the data collection process.

In-Scope Suppliers are also evaluated on program strength, which assists Bloom Energy with making key risk mitigation decisions as its program progresses. The criteria used to evaluate the strength of the program is based on questions in the CMRT related to the suppliers’ conflict minerals practices and policies.

Step Three: Design and Implement a Strategy to Respond to Identified Risks

Bloom Energy has developed a process to assess and respond to the risks identified in the supply chain as well as to manage and monitor risk. Communications were sent to non-responsive suppliers to communicate the importance of their completion of the CMRT and their support of Bloom Energy’s compliance with the Rule and Bloom Energy’s expectations.

Suppliers receive feedback on their submissions as well as educational resources regarding corrective action methods and potential improvements for their internal programs. Bloom Energy encourages suppliers that may be supplying 3TGs from sources that may support conflict in the Covered Countries to endeavor to seek an alternative source of 3TGs that does not support such conflict, as provided in the OECD Guidance. SI also communicates directly with smelters that have not yet been determined to be conformant with the RMAP to seek data on sourcing and to encourage their involvement with the RMI program.

In cases where suppliers have continuously been non-responsive or do not appear to be committed to corrective action plans, Bloom Energy assesses internally if replacing that supplier is feasible. The results of the program and risk assessment are shared with both the Conflict Minerals Team and senior management to support transparency within Bloom Energy.

Step Four: Support the Development and Implementation of Independent Third-Party Audits

As discussed above, Bloom Energy does not have a direct relationship with any 3TG smelters or refiners and does not perform or direct audits of these entities within the supply chain. Instead, Bloom Energy relies on third-party audits of smelters and refiners conducted as part of the RMAP. The RMAP uses independent private-sector auditors, and audits the source, including the mines of origin, and the chain of custody of the conflict minerals used by smelters and refiners that agree to participate in the program.

SI also attempts to directly contact smelters and refiners that are not currently enrolled in the RMAP to encourage their participation and gather information regarding each facilities’ sourcing practices on behalf of its compliance partners.

Step Five: Report Annually on Supply Chain Due Diligence

Bloom Energy has filed this Report and a Form SD for the year ended December 31, 2022 with the United States Securities and Exchange Commission (“SEC”). As indicated in the Form SD, this Report is publicly available at investor.bloomenergy.com/. Bloom Energy’s Policy on Responsible Sourcing of Minerals is also publicly available at bloomenergy.com/supplychain.

RCOI AND DUE DILIGENCE RESULTS

Supply Chain Outreach Results

Supply chain outreach is required to identify the upstream sources of origin of 3TG. In accordance with industry standards, CMRTs are sent to and requested from In-Scope Suppliers, who are expected to follow this process until the smelter and refiner sources are identified. For the 2022 reporting year, Table 1 sets out the result of Bloom Energy’s supply chain outreach.

Table 1

SUPPLY CHAIN OUTREACH METRICS

Number of In-Scope Suppliers	Response Rate
165	~96% (159 out of 165)

Upstream Data Transparency

As mentioned above, Bloom Energy is a downstream consumer of 3TGs and does not purchase raw minerals directly from any mines, smelters or refiners or any of the Covered Countries. Bloom Energy’s supply chain is extensive and complex with many layers of suppliers positioned between Bloom Energy and 3TG smelters and refiners. Therefore, to execute due diligence, Bloom Energy must rely on data from its direct suppliers and third-party audit programs. As Bloom Energy does not solely control these processes, there is a risk of incomplete or inaccurate data. However, multiple supplier-outreach efforts and process validation steps help mitigate this risk. Bloom Energy believes this due diligence process aligns with industry standards and market expectations for downstream companies.

All known smelters and refiners listed by suppliers in completed CMRTs (which appear on the RMI-maintained smelters list as of May 1, 2023) are set out in Appendix A. As is a common practice when requests are sent upstream in the supply chain, those companies who purchase materials from smelters may not be able to discern exactly which of their products contain the materials. As a result, those companies who provide a list of smelters and refiners tend to list all smelters and refiners from which they may purchase within the reporting period. Although the potential for over-reporting is understood, Bloom Energy has taken measures to validate these sources of origin against validated audit programs intended to verify the material types and mine sources of origin for these smelters and refiners. Nevertheless, the smelters or refiners listed in Appendix A as sources are likely to be more comprehensive than the list of smelters or refiners that actually processed the 3TGs in the Covered Products.

In accordance with OECD Guidance, suppliers that identified specific smelters or refiners of concern in their CMRT were contacted to communicate the potential for risk and to evaluate whether or not these smelters or refiners could be connected to the Covered Products. Bloom Energy obtained RCOI data through the SI platform and with the help of SI this data was used to determine the 3TG country of origin for the 344 smelters and refiners identified in Bloom Energy’s supply chain. The RMAP classifies smelters’ and refiners’ audit status in the following manner:

•	Conformant: Smelters or refiners has been audited and found to conform with a relevant, third-party audit protocol, including RMAP, LBMA, or RJC;

•	RMAP-Active: The active lists represent smelters and refiners that have committed to undergo an RMAP assessment, completed the relevant documents, and scheduled the on-site assessment; and

•	Non-Conformant or Not Enrolled: The smelter or refiner is listed on the Smelter Look-up tab of the CMRT but is not Conformant or RMAP-Active.

Status	Number of Identified Smelters or Refiners
Conformant	224
RMAP-Active	18
Non-Conformant or Not Enrolled	102

Total Number	344

As Bloom Energy does not directly purchase from any mines, smelters or refiners, nor does the majority of its In-Scope Suppliers, Bloom Energy has very little influence over their sourcing. Bloom Energy relies, to a large extent, on the information provided by independent third-party audit programs. Such sources of information may contain incomplete or inaccurate data, and may be subject to fraud.

Bloom Energy has determined that a portion of the 3TGs contained in the Covered Products originated from the Covered Countries, but Bloom Energy was unable to determine the origin of all the 3TG in the Covered Products. As of the date of this Report and for the reporting period covered by this Report, Bloom Energy has not identified a supplier, smelter or refiner that Bloom Energy has reason to believe is sourcing 3TG contained in the Covered Products that is directly or indirectly financing or benefiting an armed group. However, given that Bloom Energy has received insufficient information with respect to certain smelters and refiners that may have provided 3TG for the Covered Products, Bloom Energy has not determined that the Covered Products are “DRC conflict-free.”

Due Diligence Improvement Efforts

Bloom Energy will continue to communicate its expectations and information requirements to its In-Scope Suppliers and continue to work towards a conflict-free supply chain. In addition, Bloom Energy will continue to make inquiries of its In-Scope Suppliers and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified. If Bloom Energy becomes aware of a supplier whose due diligence process or reporting needs improvement, Bloom Energy currently intends to continue the trade relationship while and to the extentthat supplier works to improve its compliance program. Bloom Energy expects its In-Scope Suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

In addition to the plans described above, Bloom Energy plans to undertake the following steps during the next reporting period:

•	Continue to collect responses from suppliers using the CMRT, including the collection of more product-level responses specific to the Covered Products.

•	Work with In-Scope Suppliers to reduce the number of non-conformant smelters and refiners within Bloom Energy’s supply chain.

•

Continue to work directly with its suppliers to provide more complete responses as a number of suppliers have been unable to determine the origin of the 3TG in products or components supplied to Bloom Energy or to determine whether they come from recycled or scrap sources.

•	Continue to allow verified conflict-free material from the Covered Countries to enter Bloom Energy’s supply chain.

Additional Information

The statements above are based on the RCOI process and due diligence performed in good faith by Bloom Energy. These statements are based on information available at the time. A number of factors could introduce errors or otherwise affect Bloom Energy’s status with respect to this Report. These factors include, but are not limited to, gaps in supplier data, gaps in smelter data, errors or omissions by suppliers or smelters, evolving definition and confirmation of smelters, incomplete information from industry or other third-party sources, all instances of conflict minerals necessary to the functionality or manufacturing of the Covered Products possibly not yet having been identified, gaps in supplier education and knowledge, timeliness of data, public information not discovered during a reasonable search, language barriers and translation, oversights or errors in conflict free smelter audits, Covered Countries sourced materials being declared secondary materials, companies in Bloom Energy’s supply chain going out of business, certification programs not being equally advanced for all industry segments and metals, updated guidance regarding the Rule, and smuggling of conflict minerals from the Covered Countries to countries beyond the Covered Countries.

The information contained on any website referred to in this Report does not form any part of this Report or Form SD and is not incorporated by reference herein unless expressly noted.

Countries of Origin

Appendix B includes an aggregated list of countries of origin from which the reported facilities collectively source 3TGs. This list is based on information provided through the CMRT data collection process from direct smelter outreach and the RMAP. As mentioned above, it is understood that many responses may provide more data than can be directly linked to the sale of the Covered Products by Bloom Energy, therefore, Appendix B may contain more countries than those from which the Covered Products are sourced.

APPENDIX A: SMELTER LIST

Metal	Official Smelter Name
Gold	8853 S.p.A.
Gold	ABC Refinery Pty Ltd.
Gold	Abington Reldan Metals, LLC
Gold	Advanced Chemical Company
Gold	African Gold Refinery
Gold	Aida Chemical Industries Co., Ltd.
Gold	Al Etihad Gold Refinery DMCC
Gold	Albino Mountinho Lda.
Gold	Alexy Metals
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	AngloGold Ashanti Corrego do Sitio Mineracao
Gold	Argor-Heraeus S.A.
Gold	Asahi Pretec Corp.
Gold	Asahi Refining Canada Ltd.
Gold	Asahi Refining USA Inc.
Gold	Asaka Riken Co., Ltd.
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold	AU Traders and Refiners
Gold	Augmont Enterprises Private Limited
Gold	Aurubis AG
Gold	Bangalore Refinery
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Boliden AB
Gold	C. Hafner GmbH + Co. KG
Gold	C.I Metales Procesados Industriales SAS
Gold	Caridad
Gold	CCR Refinery—Glencore Canada Corporation
Gold	Cendres + Metaux S.A.
Gold	CGR Metalloys Pvt Ltd.
Gold	Chimet S.p.A.
Gold	Chugai Mining
Gold	Daye Non-Ferrous Metals Mining Ltd.
Gold	Degussa Sonne / Mond Goldhandel GmbH
Gold	Dijllah Gold Refinery FZC
Gold	Dongwu Gold Group
Gold	Dowa
Gold	DSC (Do Sung Corporation)
Gold	Eco-System Recycling Co., Ltd. East Plant
Gold	Eco-System Recycling Co., Ltd. North Plant
Gold	Eco-System Recycling Co., Ltd. West Plant
Gold	Emerald Jewel Industry India Limited (Unit 1)
Gold	Emerald Jewel Industry India Limited (Unit 2)
Gold	Emerald Jewel Industry India Limited (Unit 3)
Gold	Emerald Jewel Industry India Limited (Unit 4)

Gold	Emirates Gold DMCC
Gold	Fidelity Printers and Refiners Ltd.
Gold	Fujairah Gold FZC
Gold	Geib Refining Corporation
Gold	GGC Gujrat Gold Centre Pvt. Ltd.
Gold	Gold by Gold Colombia
Gold	Gold Coast Refinery
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.
Gold	Great Wall Precious Metals Co., Ltd. of CBPM
Gold	Guangdong Jinding Gold Limited
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.
Gold	Heimerle + Meule GmbH
Gold	Heraeus Metals Hong Kong Ltd.
Gold	Heraeus Precious Metals GmbH & Co. KG
Gold	Hunan Chenzhou Mining Co., Ltd.
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.
Gold	HwaSeong CJ CO., LTD.
Gold	Industrial Refining Company
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.
Gold	International Precious Metal Refiners
Gold	Ishifuku Metal Industry Co., Ltd.
Gold	Istanbul Gold Refinery
Gold	Italpreziosi
Gold	JALAN & Company
Gold	Japan Mint
Gold	Jiangxi Copper Co., Ltd.
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold	JSC Uralelectromed
Gold	JX Nippon Mining & Metals Co., Ltd.
Gold	K.A. Rasmussen
Gold	Kaloti Precious Metals
Gold	Kazakhmys Smelting LLC
Gold	Kazzinc
Gold	Kennecott Utah Copper LLC
Gold	KGHM Polska Miedz Spolka Akcyjna
Gold	Kojima Chemicals Co., Ltd.
Gold	Korea Zinc Co., Ltd.
Gold	Kundan Care Products Ltd.
Gold	Kyrgyzaltyn JSC
Gold	Kyshtym Copper-Electrolytic Plant ZAO
Gold	L’azurde Company For Jewelry
Gold	L’Orfebre S.A.
Gold	Lingbao Gold Co., Ltd.
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.
Gold	LS-NIKKO Copper Inc.
Gold	LT Metal Ltd.
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.
Gold	Marsam Metals

Gold	Materion
Gold	Matsuda Sangyo Co., Ltd.
Gold	MD Overseas
Gold	Metal Concentrators SA (Pty) Ltd.
Gold	Metallix Refining Inc.
Gold	Metalor Technologies (Hong Kong) Ltd.
Gold	Metalor Technologies (Singapore) Pte., Ltd.
Gold	Metalor Technologies (Suzhou) Ltd.
Gold	Metalor Technologies S.A.
Gold	Metalor USA Refining Corporation
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.
Gold	Mitsubishi Materials Corporation
Gold	Mitsui Mining and Smelting Co., Ltd.
Gold	MMTC-PAMP India Pvt., Ltd.
Gold	Modeltech Sdn Bhd
Gold	Morris and Watson
Gold	Moscow Special Alloys Processing Plant
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.
Gold	Navoi Mining and Metallurgical Combinat
Gold	NH Recytech Company
Gold	Nihon Material Co., Ltd.
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH
Gold	Ohura Precious Metal Industry Co., Ltd.
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)
Gold	OJSC Novosibirsk Refinery
Gold	PAMP S.A.
Gold	Pease & Curren
Gold	Penglai Penggang Gold Industry Co., Ltd.
Gold	Planta Recuperadora de Metales SpA
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk
Gold	PX Precinox S.A.
Gold	QG Refining, LLC
Gold	Rand Refinery (Pty) Ltd.
Gold	Refinery of Seemine Gold Co., Ltd.
Gold	REMONDIS PMR B.V.
Gold	Royal Canadian Mint
Gold	SAAMP
Gold	Sabin Metal Corp.
Gold	Safimet S.p.A
Gold	SAFINA A.S.
Gold	Sai Refinery
Gold	Samduck Precious Metals
Gold	SAMWON METALS Corp.
Gold	Sancus ZFS (L’Orfebre, SA)
Gold	Sellem Industries Ltd.
Gold	SEMPSA Joyeria Plateria S.A.
Gold	Shandong Gold Smelting Co., Ltd.
Gold	Shandong Humon Smelting Co., Ltd.

Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Gold	Shenzhen CuiLu Gold Co., Ltd.
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.
Gold	Shirpur Gold Refinery Ltd.
Gold	Sichuan Tianze Precious Metals Co., Ltd.
Gold	Singway Technology Co., Ltd.
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	Solar Applied Materials Technology Corp.
Gold	Sovereign Metals
Gold	State Research Institute Center for Physical Sciences and Technology
Gold	Sudan Gold Refinery
Gold	Sumitomo Metal Mining Co., Ltd.
Gold	SungEel HiMetal Co., Ltd.
Gold	Super Dragon Technology Co., Ltd.
Gold	T.C.A S.p.A
Gold	Tanaka Kikinzoku Kogyo K.K.
Gold	Tokuriki Honten Co., Ltd.
Gold	Tongling Nonferrous Metals Group Co., Ltd.
Gold	TOO Tau-Ken-Altyn
Gold	Torecom
Gold	Umicore Precious Metals Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining
Gold	United Precious Metal Refining, Inc.
Gold	Valcambi S.A.
Gold	WEEEREFINING
Gold	Western Australian Mint (T/a The Perth Mint)
Gold	WIELAND Edelmetalle GmbH
Gold	Yamakin Co., Ltd.
Gold	Yokohama Metal Co., Ltd.
Gold	Yunnan Copper Industry Co., Ltd.
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Tantalum	5D Production OU
Tantalum	AMG Brasil
Tantalum	Changsha South Tantalum Niobium Co., Ltd.
Tantalum	D Block Metals, LLC
Tantalum	F&X Electro-Materials Ltd.
Tantalum	FIR Metals & Resource Ltd.
Tantalum	Global Advanced Metals Aizu
Tantalum	Global Advanced Metals Boyertown
Tantalum	H.C. Starck Inc.
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.
Tantalum	Jiangxi Tuohong New Raw Material
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.
Tantalum	Jiujiang Tanbre Co., Ltd.
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.
Tantalum	KEMET de Mexico
Tantalum	Metallurgical Products India Pvt., Ltd.

Tantalum	Mineracao Taboca S.A.
Tantalum	Mitsui Mining and Smelting Co., Ltd.
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.
Tantalum	NPM Silmet AS
Tantalum	QuantumClean
Tantalum	Resind Industria e Comercio Ltda.
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.
Tantalum	Solikamsk Magnesium Works OAO
Tantalum	Taki Chemical Co., Ltd.
Tantalum	TANIOBIS Co., Ltd.
Tantalum	TANIOBIS GmbH
Tantalum	TANIOBIS Japan Co., Ltd.
Tantalum	TANIOBIS Smelting GmbH & Co. KG
Tantalum	Telex Metals
Tantalum	Ulba Metallurgical Plant JSC
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED
Tantalum	XinXing Haorong Electronic Material Co., Ltd.
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.
Tin	Alpha
Tin	An Vinh Joint Stock Mineral Processing Company
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.
Tin	China Tin Group Co., Ltd.
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda
Tin	CRM Synergies
Tin	CV Ayi Jaya
Tin	CV Venus Inti Perkasa
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.
Tin	Dowa
Tin	DS Myanmar
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company
Tin	EM Vinto
Tin	Estanho de Rondonia S.A.
Tin	Fabrica Auricchio Industria e Comercio Ltda.
Tin	Fenix Metals
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.
Tin	Gejiu Kai Meng Industry and Trade LLC
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.
Tin	Jiangxi New Nanshan Technology Ltd.
Tin	Luna Smelter, Ltd.
Tin	Magnu’s Minerais Metais e Ligas Ltda.
Tin	Malaysia Smelting Corporation (MSC)
Tin	Melt Metais e Ligas S.A.
Tin	Metallic Resources, Inc.
Tin	Metallo Belgium N.V.
Tin	Metallo Spain S.L.U.

Tin	Mineracao Taboca S.A.
Tin	Minsur
Tin	Mitsubishi Materials Corporation
Tin	Modeltech Sdn Bhd
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company
Tin	Novosibirsk Tin Combine
Tin	O.M. Manufacturing (Thailand) Co., Ltd.
Tin	O.M. Manufacturing Philippines, Inc.
Tin	Operaciones Metalurgicas S.A.
Tin	Pongpipat Company Limited
Tin	Precious Minerals and Smelting Limited
Tin	PT Aries Kencana Sejahtera
Tin	PT Artha Cipta Langgeng
Tin	PT ATD Makmur Mandiri Jaya
Tin	PT Babel Inti Perkasa
Tin	PT Babel Surya Alam Lestari
Tin	PT Bangka Prima Tin
Tin	PT Bangka Serumpun
Tin	PT Bangka Tin Industry
Tin	PT Belitung Industri Sejahtera
Tin	PT Bukit Timah
Tin	PT Cipta Persada Mulia
Tin	PT Menara Cipta Mulia
Tin	PT Mitra Stania Prima
Tin	PT Mitra Sukses Globalindo
Tin	PT Panca Mega Persada
Tin	PT Premium Tin Indonesia
Tin	PT Prima Timah Utama
Tin	PT Putera Sarana Shakti (PT PSS)
Tin	PT Rajawali Rimba Perkasa
Tin	PT Refined Bangka Tin
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa
Tin	PT Sukses Inti Makmur
Tin	PT Timah Nusantara
Tin	PT Timah Tbk Kundur
Tin	PT Timah Tbk Mentok
Tin	PT Tinindo Inter Nusa
Tin	PT Tirus Putra Mandiri
Tin	PT Tommy Utama
Tin	Resind Industria e Comercio Ltda.
Tin	Rui Da Hung
Tin	Super Ligas
Tin	Thaisarco
Tin	Tin Technology & Refining
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company
Tin	VQB Mineral and Trading Group JSC
Tin	White Solder Metalurgia e Mineracao Ltda.
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.

Tin	Yunnan Tin Company Limited
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.
Tungsten	A.L.M.T. TUNGSTEN Corp.
Tungsten	ACL Metais Eireli
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.
Tungsten	Artek LLC
Tungsten	Asia Tungsten Products Vietnam Ltd.
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.
Tungsten	China Molybdenum Co., Ltd.
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.
Tungsten	Cronimet Brasil Ltda
Tungsten	DONGKUK INDUSTRIES CO., LTD.
Tungsten	Fujian Ganmin RareMetal Co., Ltd.
Tungsten	Fujian Xinlu Tungsten
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.
Tungsten	Global Tungsten & Powders Corp.
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.
Tungsten	H.C. Starck Tungsten GmbH
Tungsten	HANNAE FOR T Co., Ltd.
Tungsten	Hunan Chenzhou Mining Co., Ltd.
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.
Tungsten	Hydrometallurg, JSC
Tungsten	Japan New Metals Co., Ltd.
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.
Tungsten	Jingmen Dewei GEM Tungsten Resources Recycling Co., Ltd.
Tungsten	JSC “Kirovgrad Hard Alloys Plant”
Tungsten	Kennametal Fallon
Tungsten	Kennametal Huntsville
Tungsten	Lianyou Metals Co., Ltd.
Tungsten	LLC Vostok
Tungsten	Malipo Haiyu Tungsten Co., Ltd.
Tungsten	Masan High-Tech Materials
Tungsten	Moliren Ltd.
Tungsten	Niagara Refining LLC
Tungsten	NPP Tyazhmetprom LLC
Tungsten	OOO “Technolom” 1
Tungsten	OOO “Technolom” 2
Tungsten	Philippine Chuangxin Industrial Co., Inc.
Tungsten	TANIOBIS Smelting GmbH & Co. KG
Tungsten	Tungsten Vietnam Joint Stock Company
Tungsten	Unecha Refractory Metals Plant
Tungsten	Wolfram Bergbau und Hutten AG
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.
Tungsten	Xiamen Tungsten Co., Ltd.
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.

APPENDIX B: COUNTRIES OF ORIGIN

This Appendix B includes the countries from which the declared are known to source material.

Country of Origin
Angola	Guyana	Papua New Guinea
Argentina	Hong Kong	Peru
Armenia	Hungary	Philippines
Australia	India	Poland
Austria	Indonesia	Portugal
Belarus	Ireland	Russian Federation
Belgium	Israel	Rwanda
Bermuda	Italy	Saudi Arabia
Bolivia	Ivory Coast	Sierra Leone
Brazil	Japan	Singapore
Burundi	Jersey	Slovakia
Cambodia	Kazakhstan	South Africa
Canada	Kenya	South Sudan
Central African Republic	Korea, Republic of	Spain
Chile	Kyrgyzstan	Suriname
China	Laos	Sweden
Colombia	Luxembourg	Switzerland
Congo (Brazzaville)	Madagascar	Taiwan
Czech Republic	Malaysia	Tajikistan
Djibouti	Mali	Tanzania
DRC- Congo (Kinshasa)	Mexico	Thailand
Ecuador	Mongolia	Turkey
Egypt	Morocco	Uganda
Estonia	Mozambique	United Arab Emirates
Ethiopia	Myanmar	United Kingdom
Finland	Namibia	United States
France	Netherlands	Uzbekistan
Germany	New Zealand	Viet Nam
Ghana	Niger	Zambia
Guinea	Nigeria	Zimbabwe